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                                                                     EXHIBIT 9.1

                                VOTING AGREEMENT

         THIS AGREEMENT is made between the made by and between MODAL LLC, a Delaware limited liability company, with its principal business address at c/o Icahn Associates Corp. and Affiliated Companies, 767 Fifth Avenue, New York, New York 10153 ("Purchaser") and the Foundation for a Greater Opportunity, a Delaware not-for-profit corporation with its principal offices at 767 Fifth Avenue, New York, New York ("Foundation").

         WHEREAS, the Foundation owns 460 shares (the "Shares") of the common stock of American Railcar Industries, Inc. ("ARI"); and

         WHEREAS, ARI is a private company that is in the process of registering an initial public offering of its common stock under the Securities Act of 1933 ("Securities Act") with the U.S. Securities Exchange Commission, pursuant to which it expects to raise in excess of $100 million of new capital (the "IPO); and

         WHEREAS, ARI and the Purchaser are "affiliated companies," as they are both controlled by Carl C. Icahn; and

         WHEREAS, the Purchaser desires to acquire all of the Shares, and consequently the Purchaser has offered to acquire all of the Shares on the terms set forth in a certain Stock Purchase Agreement between the Purchaser and the Foundation of even date herewith (the "Stock Purchase Agreement"), and the Foundation is willing to sell the Shares to the Purchaser for the consideration and upon the terms and conditions set forth in the Stock Purchase Agreement; and

         WHEREAS, as a condition to executing the Stock Purchase Agreement, the Purchaser desires to obtain the voting power with respect to all such Shares pending the closing of the purchase of the Shares from the Foundation under the terms of the Stock Purchase Agreement, and the Foundation is willing to grant this right to the Purchaser;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration the receipt of which is acknowledged, the parties hereto hereby agree as follows:

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         1)       In consideration for Purchaser's execution of the Stock
                  Purchase Agreement, the Foundation agrees to execute an Irrevocable Proxy, in the form attached hereto, naming the Purchaser or its nominee as agent with respect to the voting of all of the Shares during the term of this Agreement.

         2) This Agreement will terminate on the closing of Purchaser's purchase of the Shares under the Stock Purchase Agreement, or upon the termination of the Stock Purchase Agreement, whichever first occurs.

         3) This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, excluding its conflicts of law principles. In the event that any legal proceedings are commenced with respect to any matter arising under this Agreement, the parties specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York will have exclusive jurisdiction over each of the parties and over the subject matter of any such proceedings. Additionally, the party that loses any such proceeding will pay all costs and expenses incurred by the other party(s) in connection therewith, including all attorneys' and other professional fees and expenses.

         IN WITNESS WHEREOF, the parties agree to the terms of this Agreement and further certify that their respective signatories are duly authorized to execute this Agreement. This Agreement is effective as of the date on which it has been signed by both parties, as indicated below.

FOUNDATION FOR                             MODAL LLC:
A GREATER OPPORTUNITY

By:  /s/ Edward J. Shanahan                By:  /s/ Edward E. Mattner
     ------------------------------             -----------------------------
Print Name: EDWARD J. SHANAHAN             Print Name: Edward E. Mattner
            -----------------------                   -----------------------
Title: PRESIDENT                           Title:  Vice President
       ----------------------------               ---------------------------
Date: DEC. 7, 2005                         Date:   Dec. 8, 2005
      -----------------------------              ----------------------------

/s/ Christine M. Blois
CHRISTINE M. BLOIS
NOTARY PUBLIC
MY COMMISSION EXPIRES JULY 31, 2006

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                                     PROXY


         The undersigned stockholder of AMERICAN RAILCAR INDUSTRIES, INC., a Missouri corporation (the "Corporation"), does hereby irrevocably constitute and appoint MODAL LLC ("Purchaser") as its proxy with full power of substitution, for and on its behalf to attend all meetings of stockholders of the Corporation and to act, vote and execute consents with respect to all of its shares of Common Stock of the Corporation identified in Annex 1 hereto (the "Shares"), as fully and to the same extent as the undersigned stockholder might do itself. This proxy is irrevocable and is coupled with an interest, having been executed pursuant to a certain Voting Agreement dated as of DEC 7, 2005 to which the Purchaser and the undersigned are parties (the "Voting Agreement"). This proxy shall continue in full force and effect for the term set forth in the Voting Agreement.


          Executed as of DEC 7, 2005.


                        FOUNDATION FOR A GREATER OPPORTUNITY


                        By:    /s/ Edward J. Shanahan
                            ---------------------------------------
                        Print Name:  EDWARD J. SHANAHAN
                                    -------------------------------
                        Title: PRESIDENT
                               ------------------------------------

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Annex 1

         The following shares are subject to this Voting Agreement and Irrevocable Proxy:

                  1. 460 shares of AMERICAN RAILCAR INDUSTRIES, INC. currently held by the Foundation as of the date of the Voting Agreement; and

                  2. all voting securities of AMERICAN RAILCAR INDUSTRIES, INC. that may hereafter be issued to the Foundation as a result of any stock split, stock dividend, or distribution or dividend with respect to the number of shares of common stock of AMERICAN RAILCAR INDUSTRIES, INC. set forth in paragraph 1 above.

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